Exhibit 99.1

NEWS RELEASE
CONTACT:                      Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF 2011

ELYRIA, Ohio – (October 27, 2011) – Invacare Corporation (NYSE: IVC) today announced its financial results for the quarter and the nine months ended September 30, 2011.

CEO SUMMARY

Commenting on Invacare's third quarter 2011 results, Gerald B. Blouch, President and Chief Executive Officer, stated, “Invacare delivered a 5% increase in adjusted earnings per share(a) over the third quarter of last year to $0.59. In addition to improved adjusted earnings, the Company demonstrated strong management of accounts receivable during the third quarter, generating free cash flow(c) of $25 million.  While net sales increased by 4.4% compared to last year’s third quarter, slowing market conditions impacted organic net sales, which declined 0.8% versus the third quarter of last year. Moreover, the Company continued to experience downward pressure on its gross margin primarily related to unfavorable sales mix toward lower margin customers and products.”

Focusing on the outlook for 2011 and the future, Blouch continued, “With the continuing pressure on the gross margin, the Company is narrowing its guidance on adjusted earnings per share(a) for 2011 to between $2.05 and $2.10 from its previously announced guidance of $2.05 to $2.15. This revised range remains on target to deliver another year of double-digit earnings improvement compared to last year’s adjusted earnings per share(a) of $1.84. The Company also is adjusting its 2011 guidance on organic net sales growth to between 2.5% and 3.0% from its previously announced guidance of 3.5% to 4.5%, and on free cash flow(c) to between $80 and $90 million from its previously announced guidance of $85 million to $95 million. Uncertainty related to healthcare reform and slowing healthcare spending related to difficult economic conditions around the globe are causing an unanticipated slowness in Invacare’s markets. In response, the Company is continuing to make progress on its globalization initiative which it expects will drive sales and expand margins. While the Company does not anticipate providing guidance for 2012 until early next year, it is encouraged by progress being made on the previously announced plant closures and by the introduction of major new global product platforms and standardized sub-components that were announced earlier this week at an industry trade show. In addition, the Company recently completed an acquisition of a rentals company that establishes a national presence and footprint of rental offerings in Invacare’s core market of long-term care in the United States.”

HIGHLIGHTS FOR THE THIRD QUARTER

•
Earnings per share on a GAAP basis decreased for the quarter to $0.40 versus earnings per share of $0.48 last year. The results were negatively impacted by $0.23 per share ($7.5 million net after-tax expense) and $0.11 per share ($3.7 million net after-tax expense) for the quarters ended September 30, 2011 and 2010, respectively, related to early convertible debt extinguishment charges.

•	Adjusted earnings per share(a) increased 5% for the quarter to $0.59 versus $0.56 last year.
•	Free cash flow(c) for the quarter was $25.0 million as compared to $17.2 million last year.
•	Net sales for the quarter increased 4.4% and organic net sales decreased 0.8% compared to the third quarter of last year.
•	Adjusted EBITDA(d) was $40.2 million for the quarter as compared to $42.2 million last year.
•
Increase in debt outstanding of $34.5 million for the quarter was primarily the result of an acquisition finalized during the third quarter, leading to a ratio of debt to adjusted EBITDA(d) of 2.0, as compared to 1.9 in the third quarter of last year.

CONSOLIDATED RESULTS

Earnings per share on a GAAP basis for the quarter were $0.40 ($12.8 million net earnings) as compared to earnings per share for the same period last year of $0.48 ($15.6 million net earnings). Net earnings for the quarter were negatively impacted by $0.23 per share ($7.5 million net after-tax expense) for early debt extinguishment charges compared to $0.11 per share ($3.7 million net after-tax expense) last year. Adjusted earnings per share(a) were $0.59 for the third quarter of 2011 as compared to $0.56 for the third quarter of 2010. Adjusted net earnings(b) for the quarter were $18.9 million versus $18.2 million for the third quarter last year. Adjusted net earnings(b) for the quarter were positively impacted primarily by reduced interest expense and increased net sales partially offset by a reduced gross margin and higher selling, general and administrative (SG&A) expenses.

Net sales for the quarter increased 4.4% to $456.5 million versus $437.5 million for the same period last year. Organic net sales for the quarter decreased 0.8% over the same period last year caused by declines in Europe, Asia/Pacific and the Invacare Supply Group (ISG) segments. The third quarter impact of foreign currency translation and acquisitions for all business segments and the consolidated Company as compared to last year is provided in a table accompanying this release. Also of note, business segment reporting was changed during the third quarter as a result of an acquisition that expanded the Company’s North American rental operations. Management re-evaluated its rental operations and determined that sales are more closely aligned with institutional customers and as a result, these operations are now included and evaluated as part of the Institutional Products Group.

Gross margin as a percentage of net sales for the third quarter was lower by 1.4 percentage points compared to last year’s third quarter. The margin decline was related to sales mix favoring lower margin product lines and lower margin customers, pricing pressures primarily in the European segment, increased warranty expense and higher research and development expenses.

Selling, general and administrative expense increased 2.1% to $104.1 million in the third quarter compared to $101.9 million in the third quarter last year. Foreign currency translation increased SG&A expense by 5.9 percentage points while an acquisition increased SG&A expense by 1.1 percentage points. Excluding foreign currency translation and an acquisition, SG&A expense decreased by 4.8% compared to the third quarter of last year primarily impacted by reduced bad debt and legal expenses, partially offset by unfavorable foreign currency transactions.

As announced previously and as a result of the Company’s ongoing globalization initiative to reduce complexity within its global footprint, the Company is closing two facilities, one in the European segment and the other in the North America/HME segment. The assembly activities will be transferred to other Company facilities or outsourced to third parties. As a result, the Company incurred restructuring charges for the current quarter and year to date of approximately $1.3 million and $1.7 million, respectively, primarily related to severance costs. These restructuring charges are excluded from adjusted earnings per share(a). The Company currently anticipates additional restructuring costs in the remainder of the year and into the first quarter of 2012.

Earnings per share on a GAAP basis for the nine months ended September 30, 2011 were $0.95 ($30.9 million net earnings) as compared to earnings per share for the same period last year of $0.56 ($18.1 million net earnings). Net earnings for the first nine months of 2011 were negatively impacted by $0.75 per share ($24.2 million net after-tax expense) for early debt extinguishment charges compared to $0.68 per share ($22.1 million net after-tax expense) last year. The results for the nine months ended September 30, 2011 were positively impacted by $0.16 per share ($5.1 million tax benefit) as a result of a tax settlement in Germany. Adjusted earnings per share(a) were $1.36 for the first nine months of 2011 as compared to $1.19 for the same period last year. Adjusted net earnings(b) for the first nine months of 2011 were $44.1 million versus $38.6 million for the first nine months last year. The improvement in adjusted net earnings(b) for the first nine months was primarily driven by net sales growth and reduced interest expense partially offset by a reduced gross margin, increased SG&A expense and a higher effective tax rate on adjusted pre-tax earnings.

Net sales for the nine months ended September 30, 2011 increased 6.4% to $1.35 billion versus $1.27 billion for the same period last year. Organic net sales for the nine months ended September 30, 2011 increased 2.9% over the same period last year driven by increases in all business segments except Asia/Pacific. The year to date impact of foreign currency translation and acquisitions for all business segments and the consolidated Company as compared to last year is provided in a table accompanying this release.

NORTH AMERICA/HOME MEDICAL EQUIPMENT (HME)

For the quarter ended September 30, 2011, North America/HME net sales increased 0.5% to $188.4 million compared to $187.4 million in the same period last year, driven by increases in respiratory products partially offset by declines in rehab products. Organic net sales were comparable to last year as increases in net sales of stationary and portable oxygen concentrators and therapeutic support systems were offset by declines in custom power wheelchairs, consumer power wheelchairs and patient aid products.

For the third quarter, North America/HME earnings before income taxes were $11.9 million, excluding restructuring charges of $0.4 million, as compared to earnings before income taxes of $15.1 million last year. The decrease in earnings before income taxes was principally the result of sales mix favoring lower margin customers and product lines, higher warranty expense, increased associate costs and unfavorable foreign currency transactions, partially offset by reduced interest expense and lower bad debt expense.

For the first nine months of 2011, North America/HME net sales increased 2.6% to $565.0 million compared to $550.5 million for the same period last year. Organic net sales increased 2.1% over the same period last year. Earnings before income taxes for the first nine months of 2011 were $38.7 million, excluding restructuring charges of $0.4 million, compared to earnings before income taxes of $37.4 million last year. The increase in earnings before income taxes was primarily the result of reduced interest expense, volume increases and lower bad debt expense, partially offset by sales mix favoring lower margin product lines and customers, and increased warranty, associate and freight costs.

INVACARE SUPPLY GROUP (ISG)

ISG net sales for the third quarter decreased 1.3% to $74.2 million compared to $75.2 million for the same period last year. The net sales decline occurred in enteral nutrition and infusion products. Earnings before income taxes for the third quarter increased to $2.4 million, excluding restructuring charges of $0.1 million, as compared to $2.2 million last year primarily as a result of reduced SG&A expense, including bad debt expense, partially offset by reduced volumes and sales mix favoring lower margin product lines.

For the first nine months of 2011, ISG net sales increased 2.9% to $224.0 million compared to $217.7 million for the same period last year. Earnings before income taxes for the first nine months of 2011 increased to $5.0 million, excluding restructuring charges of $0.1 million, as compared to $4.4 million last year as a result of volume increases, cost reduction initiatives and reduced bad debt expense, partially offset by sales mix favoring lower margin product lines and increased SG&A expense, primarily in distribution and associate costs.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the third quarter increased by 20.5% to $28.0 million compared to $23.3 million last year. Organic net sales increased 11.3% driven primarily by strong net sales of dialysis chairs, respiratory and wheelchair products. Earnings before income taxes increased to $3.9 million as compared to $1.8 million for the third quarter of last year as a result of volume increases, cost reduction initiatives and favorable foreign currency transactions.

In the third quarter, the Company completed the acquisition of Dynamic Medical Systems (DMS), a solutions-based service organization with a strong presence in the western United States. This acquisition gives the Company a national rental footprint, which strategically enhances its ability to service regional and national long-term care providers. The new acquisition also has a clinical solution selling approach for wound therapies, safe patient handling and other rental applications in institutional settings. These offerings will expand the Company’s ability to serve the needs of its long-term care providers whether they opt to purchase or rent capital equipment as market dynamics continue to change.

For the first nine months of 2011, IPG net sales increased 27.5% to $89.6 million compared to $70.2 million for the same period last year. Organic net sales increased 17.3% over the same period last year. Earnings before income taxes for the first nine months of 2011 increased to $11.4 million as compared to $6.7 million last year as a result of increased volume, favorable cost reduction programs and favorable foreign currency transactions.

EUROPE

For the third quarter, European net sales increased 10.5% to $142.1 million versus $128.6 million for the third quarter of last year. Organic net sales for the quarter decreased 2.4%, which was impacted by declines in rehab products, including power wheelchairs and power add-on products. For the third quarter, earnings before income taxes decreased to $12.2 million, excluding restructuring charges of $0.8 million, as compared to $12.8 million last year. The decline in earnings before income taxes was largely attributable to an unfavorable sales mix favoring lower margin product lines and lower margin customers, pricing pressures in patient aid products and increased SG&A expense, primarily related to associate costs and unfavorable foreign currency transactions.

For the first nine months of 2011, European net sales increased 9.7% to $405.4 million compared to $369.4 million for the same period last year. Organic net sales increased 2.8% over the same period last year. Earnings before income taxes for the first nine months of 2011 increased to $27.1 million, excluding restructuring charges of $1.3 million, as compared to $26.6 million last year as a result of net sales growth and cost reduction activities partially offset by unfavorable sales mix favoring lower margin product lines and lower margin customers, increased SG&A expense, primarily related to associate costs, and unfavorable foreign currency transactions.

ASIA/PACIFIC

For the third quarter, Asia/Pacific net sales increased 3.4% to $23.7 million versus $23.0 million last year. Organic net sales for the quarter decreased 10.1%, caused by the Company’s Australian and New Zealand distribution businesses and by the Company’s subsidiary which produces microprocessor controllers. For the third quarter, earnings before income taxes decreased to $0.9 million as compared to $2.9 million last year. The decrease in earnings before income taxes is primarily attributable to volume declines, sales mix favoring lower margin product lines and increased SG&A expense related to associate costs.

For the first nine months of 2011, Asia/Pacific net sales increased 7.9% to $67.5 million compared to $62.6 million for the same period last year. Organic net sales decreased 5.1% over the same period last year. Earnings before income taxes for the first nine months of 2011 decreased to $3.8 million as compared to $6.2 million last year primarily as a result of volume declines, sales mix favoring lower margin product lines and increased SG&A expense related to associate costs.

FINANCIAL CONDITION

Total debt outstanding was $299.9 million as of September 30, 2011, as compared to $265.4 million as of June 30, 2011 and $271.2 million as of December 31, 2010 (including the convertible debt discount, which reduced convertible debt and increased equity by $4.1 million as of September 30, 2011, by $9.7 million as of June 30, 2011 and by $25.1 million as of December 31, 2010). The convertible debt discount decreased $5.6 million during the quarter, primarily as a result of the extinguishment of convertible debt. The Company’s total debt outstanding consists of $13.9 million in convertible debt, $276.4 million drawn on the revolving credit facility and $9.6 million of other debt.

The Company reported $25.0 million of free cash flow(c) in the third quarter of 2011 as compared to $17.2 million of free cash flow(c) in the third quarter of 2010. The principal driver of free cash flow(c) in the third quarter was improved working capital management with a reduction in accounts receivable partially offset by increased inventory levels.

The Company principally utilized free cash flow(c) generated during the quarter and its financing resources to fund the purchase of a long-term care rentals company in the United States for $41.5 million, to pay the premium on the repurchase of $17.4 million par value of convertible debt, and to buy back 209,522 shares of the Company’s common stock. The Company’s ratio of debt to adjusted EBITDA(d) was 2.0 as of September 30, 2011, as compared to 1.9 as of December 31, 2010 and 1.9 as of September 30, 2010.

Days sales outstanding were 51 days at the end of the third quarter of 2011 versus 52 days at the end of the third quarter of 2010 and 50 days at the end of last year. Inventory turns at the end of the third quarter of 2011 were 5.7 compared to 6.0 at the end of the third quarter 2010 and 6.2 at the end of 2010.

OUTLOOK

With difficult economic conditions around the world and ongoing uncertainty related to healthcare reform in the United States, the Company experienced unexpected weakness in organic net sales in the United States, Europe and Asia/Pacific in the third quarter. Customers are being cautious about their spending, opting to delay purchases, refurbish equipment and/or rent equipment when appropriate. In regards to National Competitive Bidding (NCB), which went into effect on January 1, 2011 in the United States, the Company has seen slowness in sales of the NCB products in the nine metropolitan statistical areas (MSA) consistent with the rest of the country. However, NCB comparisons are hard to measure, as the Company does not have zip code level visibility into customers’ sales, rental data or Medicare fulfillment data. The Company will remain judicious in its extension of credit to customers in or near these MSAs. In Europe, governments are closely monitoring their healthcare spending which is resulting in slowing market conditions.

In response to these challenges, the Company has action plans in place that are anticipated to improve organic net sales and expand gross margins. For example, earlier this week at Medtrade, the home medical equipment industry’s largest tradeshow in the United States, the Company introduced several new product platforms that stem from its globalization program. These products are among the portfolio of new global platforms that are beginning to launch in the fourth quarter of 2011, but mainly throughout the first half of 2012. In addition, the Company is in the process of standardizing major sub-components that will be implemented globally. For example, the Company introduced the new Single Stage Drive (SSD) motor gearbox for power wheelchairs at Medtrade. This standardization of motor sub-components for the Company’s power wheelchair platforms around the globe reduces complexity from 96 unique parings of motors to less than ten. This will significantly reduce cost and complexity in the Company’s supply chain.

In order to address margin pressures beyond introducing new products and standardizing sub-components, the Company is continuing to reduce complexity within its facilities around the globe. For example, the Company is on track with the two previously announced facility closures. When the closures are completed, annualized savings are expected to be approximately $3.5 million.

As mentioned earlier, the Company completed the acquisition of Dynamic Medical Systems, which will geographically expand its current rental capabilities for long-term care providers. The Company expects this acquisition to be accretive within the first year.

In addition, the Company recently acquired the technology and assets of a negative pressure wound therapy system currently in development. This line of products will add to the Company’s current offering of wound therapy solutions available through Invacare’s rental services to long-term care providers. The Company anticipates this to be a long-term growth platform.

The Company continues to work with the Food & Drug Administration (FDA) regarding the improvements that it is making related to the regulatory compliance concerns raised by the FDA over the past year. The Company is actively making systemic improvements across its quality and regulatory systems.

With these factors in mind, as well as ongoing volatility in freight and commodity costs and foreign currency, the Company updates and reconfirms its 2011 guidance as follows:

•	Adjusted earnings per share(a) between $2.05 and $2.10 (narrowed from previous range of $2.05 to $2.15);

•	Organic net sales growth between 2.5% and 3.0% (lowered from previous range of 3.5% to 4.5%);

•	Free cash flow(c) between $80 million and $90 million (lowered from previous range of $85 to $95 million);

•	Effective tax rate of approximately 30% on adjusted pre-tax annual earnings; and

•	Adjusted EBITDA(d) between $145 million and $150 million (narrowed from previous guidance of $145 to $155 million).

(a) Adjusted earnings per share (EPS) is a non-GAAP financial measure which is defined as adjusted net earnings(b) divided by adjusted weighted average shares outstanding – assuming dilution, excluding the dilutive impact of the convertible debt. The dilutive effect of shares necessary to settle the conversion spread on the Company’s convertible debentures is included in the calculation of GAAP earnings per share. The share adjustment is 67,000 and 330,000 shares for the three and nine months ended September 30, 2011, respectively, and 41,000 shares for the nine months ended September 30, 2010. The Company has excluded the shares from the calculation of adjusted earnings per share, as it intends to satisfy any conversion spread using cash, as opposed to stock. The Company believes this exclusion is relevant in computing adjusted earnings per share as a supplementary non-GAAP financial measure used by financial analysts to meaningfully evaluate operating performance. It should be noted that the Company’s definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company’s industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Earnings included in this press release.

(b) Adjusted net earnings is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($1.3 and 1.7 million pre-tax for the quarter and nine months ended September 30, 2011), amortization of the convertible debt discount recorded in interest ($0.4 million and $1.5 million pre-tax for quarter and nine months ended September 30, 2011 compared to $0.8 million and $2.5 million pre-tax for quarter and nine months ended September 30, 2010), loss on debt extinguishment including debt finance charges and fees ($7.5 million and $24.2 million pre-tax for the quarter and nine months ended September 30, 2011 compared to $3.7 million and $22.1 million pre-tax for the quarter and nine months ended September 30, 2010), one time tax benefit as a result of a tax settlement in Germany in the second quarter of 2011 ($5.1 million after tax for nine months ended September 30, 2011) and changes in tax valuation allowances. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Earnings included in this press release.

(c) Free cash flow is a non-GAAP financial measure which is defined as net cash provided by operating activities, excluding cash related restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions). This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(d) Adjusted EBITDA or adjusted earnings before interest, taxes, depreciation and amortization is a non-GAAP financial measure which is defined as net earnings excluding the following: interest expense, income taxes (benefit), depreciation and amortization, as further adjusted to exclude restructuring charges, amortization of the convertible debt discount (recorded in interest expense), bank fees, stock option expense and loss on debt extinguishment including debt finance charges and fees. It should be noted that the Company’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company’s industry to meaningfully evaluate a company’s future operating performance and cash flow. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company’s senior secured credit facility. In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate the Company’s performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Earnings included in this press release.

CONFERENCE CALL

As previously announced, the Company will host a conference call for investors and other interested parties today at 8:30 AM ET to discuss the Company’s performance. Those wishing to participate in the live call should dial 1-888-498-8379, or +1-706-679-5239 for international callers, and enter meeting ID 15143526. A digital recording will be available two hours after completion of the conference call from October 27, 2011 to November 3, 2011. To access the recording, US/Canada callers should dial 1-855-859-2056, or +1-404-537-3406 for international callers, and enter the Conference ID 15143526.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 6,200 associates and markets its products in approximately 80 countries around the world. The Company was named to the 2011 Fortune 1000 list and to the 2010 IndustryWeek U.S. Manufacturing 500. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could”, “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: adverse changes in government and other third-party payor reimbursement levels and practices (such as, for example, the Medicare competitive bidding program covering nine metropolitan areas beginning in 2011 and an additional 91 metropolitan areas beginning in July 2013), impacts of the U.S. health care reform legislation that was recently enacted (such as, for example, the excise tax beginning in 2013 on certain medical devices, together with further regulations to be promulgated by the U.S. Secretary of Treasury, if adopted); extensive government regulation of the Company’s products; legal actions, regulatory proceedings or governmental investigations; or the Company’s failure to comply with regulatory requirements or receive regulatory clearance or approval for the Company’s products or operations in the United States or abroad (including, for example, compliance costs, limitations on the production and/or marketing of the Company’s products, or other adverse effects of enforcement actions which could arise from the current, ongoing FDA investigations); product liability claims; the uncertain impact on the Company’s providers, on the Company’s suppliers and on the demand for the Company’s products resulting from the current global economic conditions and general volatility in the credit and stock markets; loss of key health care providers; exchange rate and tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs; consolidation of health care providers and the Company’s competitors; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; ineffective cost reduction and restructuring efforts; potential product recalls; natural disasters that lead to supply chain disruptions beyond the Company’s control; possible adverse effects of being leveraged, which could impact the Company’s ability to raise capital, limit its ability to react to changes in the economy or the health care industry or expose the Company to interest rate or event of default risks; increased freight costs; inadequate patents or other intellectual property protection; incorrect assumptions concerning demographic trends that impact the market for the Company’s products; unanticipated changes in the Company’s product sales mix; decreased availability or increased costs of materials which could increase the Company’s costs of producing or acquiring the Company’s products, including possible increases in commodity costs; the loss of the services of or inability to attract and maintain the Company’s key management and personnel; inability to acquire strategic acquisition candidates because of limited financing alternatives; increased security concerns and potential business interruption risks associated with political and/or social unrest in foreign countries where the Company’s facilities or assets are located; provisions of Ohio law or in the Company’s debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in Invacare’s reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

 INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales	$456,519	$437,476	$1,351,429	$1,270,544
Cost of products sold	325,442	305,909	962,428	894,774
Gross profit	131,077	131,567	389,001	375,770
Selling, general and administrative expense	104,135	101,946	322,329	308,143
Loss on debt extinguishment including debt finance charges and associated fees	7,462	3,711	24,198	22,145
Charge related to restructuring activities	1,311	-	1,742	-
Interest expense – net	1,019	4,987	5,317	16,839
Earnings before income taxes	17,150	20,923	35,415	28,643
Income taxes	4,350	5,325	4,500	10,550
Net earnings	$12,800	$15,598	$30,915	$18,093

Net earnings per share – basic	$0.40	$0.48	$0.97	$0.56
Weighted average shares outstanding – basic	31,873	32,431	31,999	32,389

Net earnings per share – assuming dilution	$0.40	$0.48	$0.95	$0.56
Weighted average shares outstanding – assuming dilution	32,191	32,524	32,711	32,529

 INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (1)

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net earnings	$12,800	$15,598	$30,915	$18,093
Interest expense	1,644	5,172	6,488	17,334
Income taxes	4,350	5,325	4,500	10,550
Depreciation and amortization	9,422	8,967	27,555	27,212
EBITDA	28,216	35,062	69,458	73,189
Restructuring charges	1,311	-	1,742	-
Bank fees	1,124	1,005	3,411	3,143
Loss on debt extinguishment including debt finance charges and associated fees	7,462	3,711	24,198	22,145
Stock option expense	2,106	2,453	4,984	5,293
Adjusted EBITDA(1)	$40,219	$42,231	$103,793	$103,770

(1) Adjusted EBITDA or earnings before interest, taxes, depreciation and amortization is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, bank fees, stock option expense, amortization of the convertible debt discount (recorded in interest expense) and loss on debt extinguishment including debt finance charges and fees. It should be noted that the Company’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company’s industry to meaningfully evaluate a company’s future operating performance and cash flow. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company’s senior secured credit facility. In addition to these recognized purposes, we also use EBITDA and Adjusted EBITDA to evaluate the Company’s performance.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS PER SHARE
TO ADJUSTED EARNINGS PER SHARE (2)

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net earnings per share – assuming dilution	$0.40	$0.48	$0.95	$0.56
Weighted average shares outstanding- assuming dilution	32,191	32,524	32,711	32,529
Net earnings	$12,800	$15,598	$30,915	$18,093
Income taxes	4,350	5,325	4,500	10,550
Earnings before income taxes	17,150	20,923	35,415	28,643
Restructuring charges	1,311	-	1,742	-
Amortization of discount on convertible debt	351	782	1,487	2,487
Loss on debt extinguishment, including debt finance charges and associated fees	7,462	3,711	24,198	22,145
Adjusted earnings before income taxes	26,274	25,416	62,842	53,275
Income taxes	7,350	7,175	18,750	14,650
Adjusted net earnings	$18,924	$18,241	$44,092	$38,625

Weighted average shares outstanding- assuming dilution	32,191	32,524	32,711	32,529
Less: Diluted shares related to convertible debt	(67)	-	(330)	(41)
Adjusted weighted average shares outstanding – assuming dilution	32,124	32,524	32,381	32,488
Adjusted earnings per share – assuming dilution(2)	$0.59	$0.56	$1.36	$1.19

(2) Adjusted Earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges, amortization of the convertible debt discount (recorded in interest expense), changes in tax valuation allowances, one time tax benefit as a result of a tax settlement in Germany and loss on debt extinguishment including debt finance charges and fees divided by adjusted weighted average shares outstanding – assuming dilution, which excludes the dilutive impact of the convertible debt. The Company is including the dilutive effect of shares necessary to settle the conversion spread in the GAAP earnings per share calculation. The share adjustment is 67,000 and 330,000 shares for the three and nine months ended September 30, 2011, respectively, and 41,000 shares for the nine months ended September 30, 2010. For Adjusted EPS, the Company has excluded these shares from the calculation as it intends to satisfy the conversion spread using cash, as opposed to stock. The Company believes this exclusion is relevant in computing adjusted earnings per share as a supplementary non-GAAP financial measure used by financial analysts to meaningfully evaluate operating performance. It should be noted that the Company’s definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company’s industry to meaningfully evaluate operating performance.

Business Segments - The Company operates in five primary business segments:  North America / Home Medical Equipment (“HME”), Invacare Supply Group, Institutional Products Group, Europe and Asia/Pacific. The five reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $33,209,000 and $102,206,000 for the three and nine months ended September 30, 2011 and $32,938,000 and $100,427,000 for the three and nine months ended September 30, 2010, respectively.

During the quarter and as a result of an acquisition that expanded the Company’s North American rental operations, management re-evaluated its rental operations and determined that sales are more closely aligned with institutional customers and as a result, these operations are now included and evaluated as part of the Institutional Products Group. As a result of this change, IPG revenues for the quarter and nine months ended September 30, 2010 were increased by $3,496,000 and $5,489,000, respectively, with an offsetting decrease in revenues for the North America / HME segment. In addition, earnings before income taxes for the quarter and nine months ended September 30, 2010 were decreased by $21,000 and $275,000, respectively, with an offsetting increase in earnings before income taxes for the North America / HME segment. The information by segment is as follows:

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues from external customers
North America / HME	$188,428	$187,429	$564,996	$550,511
Invacare Supply Group	74,197	75,201	223,980	217,745
Institutional Products Group	28,048	23,273	89,579	70,244
Europe	142,107	128,613	405,354	369,446
Asia/Pacific	23,739	22,960	67,520	62,598
Consolidated	$456,519	$437,476	$1,351,429	$1,270,544

Earnings (loss) before income taxes
North America / HME	$11,454	$15,112	$38,332	$37,392
Invacare Supply Group	2,302	2,249	4,986	4,448
Institutional Products Group	3,865	1,843	11,448	6,727
Europe	11,379	12,769	25,819	26,596
Asia/Pacific	933	2,893	3,826	6,244
All Other	(12,783)	(13,943)	(48,996)	(52,764)
Consolidated	$17,150	$20,923	$35,415	$28,643

Restructuring charges before income taxes
North America / HME	$406	$-	$406	$-
Invacare Supply Group	59	-	59	-
Institutional Products Group	-	-	-	-
Europe	846	-	1,277	-
Asia/Pacific	-	-	-	-
Consolidated	$1,311	$-	$1,742	$-

Earnings (loss) before income taxes excluding restructuring charges
North America / HME	$11,860	$15,112	$38,738	$37,392
Invacare Supply Group	2,361	2,249	5,045	4,448
Institutional Products Group	3,865	1,843	11,448	6,727
Europe	12,225	12,769	27,096	26,596
Asia/Pacific	933	2,893	3,826	6,244
All Other	(12,783)	(13,943)	(48,996)	(52,764)
Consolidated	$18,461	$20,923	$37,157	$28,643

“All Other” consists of unallocated corporate selling, general and administrative expense, which do not meet the quantitative criteria for determining reportable segments. In addition, “All Other” earnings before income taxes includes loss on debt extinguishment including finance charges and associated fees.

Business Segment Net Sales - The following table provides net sales as reported and as adjusted to exclude the impact of foreign currency translation and acquisitions comparing quarters ended September 30, 2011 to September 30, 2010:

	Reported	Foreign Currency Translation Impact	Acquisition Impact	Adjusted*
North America / HME	0.5%	0.5	-	-
Invacare Supply Group	(1.3)	-	-	(1.3)
Institutional Products Group	20.5	0.4	8.8	11.3
Europe	10.5	12.9	-	(2.4)
Asia/Pacific	3.4	13.5	-	(10.1)
Consolidated	4.4%	4.7	0.5	(0.8% )

The following table provides net sales as reported and as adjusted to exclude the impact of foreign currency translation and acquisitions comparing nine months ended September 30, 2011 to September 30, 2010:

	Reported	Foreign Currency Translation Impact	Acquisition Impact	Adjusted*
North America / HME	2.6%	0.5	-	2.1%
Invacare Supply Group	2.9	-	-	2.9
Institutional Products Group	27.5	0.6	9.6	17.3
Europe	9.7	6.9	-	2.8
Asia/Pacific	7.9	13.0	-	(5.1)
Consolidated	6.4%	3.0	0.5	2.9%

*Adjusted net sales percent change equal to reported net sales change less impact of foreign currency translation and acquisitions.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)	September 30, 2011	December 31, 2010
Current Assets
Cash and cash equivalents	$41,280	$48,462
Trade receivables – net	256,503	252,004
Inventories – net	201,857	174,375
Deferred income taxes and other current assets	56,614	51,318
Total Current Assets	556,254	526,159

Other Assets	133,397	116,395
Plant and equipment – net	134,716	130,763
Goodwill	571,551	507,083
Total Assets	$1,395,918	$1,280,400

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$153,747	$143,753
Accrued expenses	141,998	130,079
Accrued income taxes	1,114	8,502
Short-term debt and current maturities of long-term debt	939	7,974
Total Current Liabilities	297,798	290,308

Long-Term Debt	294,790	238,090
Other Long-Term Obligations	108,010	99,591

Shareholders’ Equity	695,320	652,411
Total Liabilities and Shareholders’ Equity	$1,395,918	$1,280,400

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW (3)

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net cash provided by operating activities	$29,592	$20,400	$66,588	$74,480
Plus:
Net cash impact related to restructuring activities	934	-	934	-
Less:
Purchases of property and equipment, net	(5,480)	(3,190)	(15,547)	(11,299)
Free Cash Flow	$25,046	$17,210	$51,975	$63,181

 (3) Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, excluding net cash impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).